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                                                                   EXHIBIT 10.4

                       BMC STOCK OPTION EXERCISE LOAN PROGRAM




PURPOSE:


     -    To facilitate stock option holder's exercise of stock options.

     -    To encourage share ownership by key employees.

     - To minimize tax consequences to employees on stock option exercises by providing the means to carry BMC stock for a sufficient period to qualify for long-term capital gains treatment.

     - To minimize the need to sell shares in the open market to pay for taxes due upon exercise of options.


ELIGIBILITY:

     -    Effective date of the Program is April 22, 1993.

     - Any employee of BMC with exercisable non-qualified stock option grants is eligible to participate in the Program.

     - Approval of loans is at the sole and absolute discretion of the Compensation Committee or its designee.

     - Employees holding options which are exercisable and vested at the time a loan is requested (whether or not exercisable and vested at the effective date of the Program) are eligible to be considered by the Compensation Committee for loan approval.


AMOUNT OF LOANS:

     - The total amount which any employee may borrow under the Program shall be determined by the Compensation Committee in its sole and absolute discretion.

          - In addition, any employee's first loan request may not exceed 100% of the exercise price of the option to be financed with such loan, plus 100% of the state and federal income taxes actually paid within 15 months of such exercise on any income recognized by reason of such exercise.

          - Any loan request by an employee under the Program subsequent to the employee's first loan request may not exceed the lesser of
               (a) 100% of the exercise price of the option to be financed with such loan, plus 100% of the state and federal income taxes actually paid within 15 months of such exercise on any income recognized by reason of such exercise or (b) such amount that when added to the principal amount of all then outstanding loans under the Program will not exceed 60% of the market value of all the BMC stock of such employee pledged as collateral immediately following such loan under the Program (determined as provided below under "Loan Terms") (including any stock pledged upon the option exercise requested to be financed by such subsequent loan) or (c) eight times the employee's then-current base annual salary.

          - The amount of any loan used for the payment of taxes shall be advanced only as and when payment of such taxes is made by the employee.
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          -    In no event shall any advance under the Program be made which would cause the aggregate amount of principal and accrued interest outstanding under all loans to any employee to exceed 100% of the market value of all BMC stock of such employee pledged as collateral under the Program at the time of such advance.

          - In no event shall the total outstanding balance of an employee's loans, including principal and accrued interest, exceed 100% of the market value of all BMC stock pledged as collateral for such employee's loans under the Program.


LOAN TERMS:

     - Loans to any employee under the Program shall be interest free (a) with respect to all amounts advanced to pay any option exercise price, and (b) with respect to amounts advanced to pay income taxes to the extent the aggregate principal amount of such tax payment advances outstanding under the Program to the employee is not greater than the product of the amount of the employee's base annual compensation plus target bonus amount under the Management Incentive Plan as of the first day of the then current calendar quarter multiplied times two (such product the "Interest Free Loan Amount").

     - To the extent the aggregate outstanding principal amount of tax payment advances to any employee is in excess of the Interest Free Loan Amount at any time, the amount of such excess shall bear interest at the following rates:

          (a) The interest rate applicable under any short-term borrowings by BMC if any such borrowings are outstanding at the beginning of any calendar quarter, such rate to apply for the entire calendar quarter.

          (b) The interest rate payable to BMC under its short-term money market investments if BMC has no short-term borrowings outstanding at the beginning of any calendar quarter, such rate to apply for the entire calendar quarter.

     - Any interest shall accrue as provided above, but shall not be payable except as provided below, and shall not compound whether or not paid from year-to-year or otherwise.

     -    Notes will be in the form of a Demand Promissory Note.

     - The BMC stock will be held as collateral for all loans under the Program and "legended" to the Company.

     - The "market value" of BMC stock as of any date shall be determined by reference to the closing price of BMC stock on the NYSE on the business day preceding such determination.


METHODS OF REPAYMENT:

     - 30% of any payout under the Management Incentive Plan (net of estimated applicable state and federal income taxes and other withholding) received while a loan is outstanding will be applied to repayment of the loan.

     - Required Paydowns from Stock Sale Proceeds - A portion of proceeds from the sale of BMC stock pledged under the Program would be required to be applied to the repayment of amounts outstanding under all loans under the Program in an amount equal to the lesser of (a) 100% of such proceeds or (b) (i) the amount of all accrued interest, plus (ii) the product of the amount of such proceeds remaining after payment of all accrued interest multiplied times a fraction the numerator of which is the principal amount of the loan and the denominator of which is the market value of the BMC stock pledged as collateral for such loan immediately following such payment (stock will be legended but legend will be released upon receipt of proceeds).

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     -    Any dividends received by an employee in respect of BMC stock pledged for a loan under the Program, net of deduction for applicable estimated state and federal income taxes and other withholdings on such dividends, shall be applied to repayment of the loan.

     - Repayment can be effected by other means at the employee's option, including through payroll deduction, use of the employee's flex account, or bonus proceeds beyond the 30% described above.

     - All payments shall be applied first to accrued interest, next to any amount of principal advanced to pay income taxes and then to all other principal.

     - Partial Release of Pledged Stock upon Payment (whether or not with stock sale proceeds) - If the market value of BMC stock pledged as collateral for loans under the Program to any employee (excluding the market value of any shares sold to yield payment proceeds) exceeds the amount of the loans prior to payment on a loan, such stock shall be released upon any payment of all then accrued interest and any amount of principal, upon request of the employee, such that ratio of the principal amount of the loan outstanding immediately after such payment to the market value of the shares remaining pledged immediately after such release is not greater than the ratio of the principal amount of the loan outstanding immediately prior to such payment to the market value of the shares immediately prior to such release (excluding the market value of any shares sold to yield payment proceeds). No such release shall be required unless at least 100 shares of pledged BMC stock is eligible for release.

     - Required Paydown Due to Drop in Stock Value - If the market value of BMC stock pledged by an employee as collateral for loans under the Program falls below 100% of the employee's total outstanding balance for all loans under the Program, including principal and accrued interest, the employee shall be required, within five (5) business days notice of demand by the Compensation Committee, to either
          (i) contribute additional shares of BMC stock as collateral in an amount sufficient to raise the market value of BMC stock held as collateral in excess of the total outstanding balance or (ii) pay to BMC the difference in cash between the total outstanding balance and the market value of all BMC stock pledged as collateral for the employee's loans.


EVENTS TRIGGERING DEMAND FOR PAYMENT:

     - Termination of employment from BMC would require repayment of principal within 45 days or such longer period determined at the discretion of the Compensation Committee.

     - In the event of the death or long-term disability of the employee, repayment may be extended up to six months or longer at the discretion of the Compensation Committee.

     - Employee's declaration of bankruptcy would require immediate repayment of principal.

     - Drop in market value of BMC stock held as collateral below 100% of an employee's total outstanding loan balance, including principal and accrued interest, under the Program.

     - Notwithstanding these events, demand for repayment may be made at any time by the Compensation Committee.


EVENTS PERMITTING EXTENSION OF REPAYMENT:

     - Written consent of the Compensation Committee, at its sole and absolute discretion.

     - Where it is determined by the Compensation Committee in its sole and absolute discretion that repayment would result in adverse consequences to the Company or employee. For example:

          - Sale of BMC stock to enable repayment would cause personal liability under Section 16(b) of the Exchange Act.

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          -    Sale of BMC stock at current prices, or in large blocks may abnormally suppress market price of the stock or cause similar hardship.


CONSEQUENCES TO EMPLOYEE:

     - For tax purposes, the employee must recognize income in an amount equal to the interest-free discount received on the loan proceeds. On a "demand" note, this amount is calculated each December on the principal amount of the loan using the "applicable federal rate"
          (AFD).

     - Imputed interest will not be subject to federal or state income tax withholding but WILL be subject to FICA and/or Medicare tax withholding prescribed by the tax regulations.

     - Employee SHOULD be entitled to an offsetting interest deduction in the current year if the employee has sufficient net investment income, or in the year the stock is sold as an offset to the gain on the stock.

     - Employees should, however, consult with their own tax advisers to determine the actual tax consequences of participation in the Program.


REQUIRED DISCLOSURES:

     - Schedule II of Form 10-K requires the disclosure of aggregate indebtedness of more than $100,000 from any employee. Disclosure includes name, amount of indebtedness, due date, interest rate, terms of repayment and collateral.

     - The Annual Report requires disclosure of the sum total of all amounts due from officers and directors, even though the dollar amount may be relatively small.

     - Proxy disclosure of the loan amount and the compensation element is required. Filings necessary to comply with margin stock rules will be made.

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